Exhibit 21. List of Subsidiaries

Name of Subsidiary	Ownership

CCI Southeast, LLC (“CCISE”)	100.00%
Riverdale Carwash Lot 3A, LLC (“Riverdale”)	100.00%
AARD Cypress Sound, LLC (“Cypress Sound’)	51.00%
AARD TSD-CSK Firestone, LLC (“Firestone”)	51.00%
South Glen Eagles Drive, LLC (“West Valley”)	51.00%
119th and Ridgeview, LLC (“Ridgeview”)	51.00%
53rd and Baseline, LLC (“Baseline”)	51.00%
Hwy 278 and Hwy 170, LLC (“Bluffton 278”)	51.00%
State and 130th, LLC (“American Fork”)	51.00%
Clinton Keith and Hidden Springs, LLC (“Murietta”)	51.00%
Hwy 46 and Bluffton Pkwy, LLC (“Bluffton 46”)	51.00%
AARD Bader Family Dollar Flat Shoals, LLC (“Flat Shoals”)	51.00%
AARD Westminster OP7, LLC (“Westminster OP7”)	51.00%
Eagle Palm I, LLC (“Eagle”)	51.00%
AARD Econo Lube Stonegate, LLC (“Econo Lube”)	51.00%
AARD Bader Family Dollar MLK, LLC (“MLK”)	51.00%
AARD Charmar Greeley, LLC (“Starbucks”)	51.00%
AARD Charmar Greeley Firestone, LLC	51.00%
AARD 5020 Lloyd Expy, LLC (“Evansville”)	51.00%
AARD 2245 Main Street, LLC (“Plainfield”)	51.00%
AARD Buckeye, LLC (“Buckeye”)	51.00%
AARD Esterra Mesa 1, LLC (“Esterra Mesa 1”)	51.00%
AARD Esterra Mesa 2, LLC (“Esterra Mesa 2”)	51.00%
AARD Esterra Mesa 3, LLC (“Esterra Mesa 3”)	51.00%
AARD Esterra Mesa 4, LLC (“Esterra Mesa 4”)	51.00%
AARD MDJ Goddard, LLC (“Goddard”)	51.00%
AARD Charmar Arlington Boston Pizza, LLC (“Charmar Boston Pizza”)	51.00%
L-S Corona Pointe, LLC (“L-S Corona”)	50.01%
AARD NOLA St Claude LLC (NOLA St Claude)	51.00%
AARD LECA LSS Lonestar LLC (Lake Elsinore LSS)	51.00%
AARD LECA VL1 LLC (Lake Elsinore Land)	51.00%
AARD ORFL FD Goldenrod LLC (Goldenrod)	51.00%
AARD SATX CHA LLC (Champs)	51.00%